Miranda Hunter (Investor Contact):	(441) 405-2635;	investorrelations@axiscapital.com
Nichola Liboro (Media Contact):	(212) 940-3394;	nichola.liboro@axiscapital.com

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S
2022 LOSS DEVELOPMENT TRIANGLES
PEMBROKE, Bermuda – May 24, 2023 – AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced the publication of the Company's 2022 Loss Development Triangles. A copy of this document is available in the Investor Information section of the Company's website, www.axiscapital.com.
The data is presented as of December 31, 2022, on an accident-year basis and includes paid, incurred and ultimate losses, net of reinsurance, and is provided for the 15 lines of business that fall under the Company's two reportable segments, Insurance and Reinsurance.
About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders' equity of $5.0 billion at March 31, 2023 and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit the Company's website at www.axiscapital.com.
Website and Social Media Disclosure
The Company uses its website (www.axiscapital.com) and its corporate LinkedIn (AXIS Capital) and Twitter (@AXIS_Capital) accounts as channels of distribution of Company information. The information posted through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received by those enrolled in the Company's "E-mail Alerts" program, which can be found in the Investor Information section of the Company's website (www.axiscapital.com). The contents of the Company's website and social media channels are not part of this press release.
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LinkedIn: http://bit.ly/2kRYbZ5
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com